Exhibit 99.4

SUPPLEMENTAL RISK FACTORS

The business and operations of VICI (as defined below) are subject to numerous risks and other uncertainties. You should carefully consider the risks and uncertainties described below as well as the risks described under the caption “Forward-Looking Statements” in Item 8.01 of the Current Report on Form 8-K filed by VICI on September 8, 2021 to which these supplemental risk factors are filed as Exhibit 99.4 (the “Form 8-K”) and in Item 1A: “Risk Factors” in VICI’s Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q of VICI filed with the Securities and Exchange Commission (the “SEC”), all of which are available on the SEC’s website (in each case excluding any portion thereof, information therein or exhibit thereto that is deemed to be “furnished” to, rather than “filed” with, the SEC).

Unless otherwise stated in these supplemental risk factors or the context otherwise requires, references in these supplemental risk factors to:

•	Cancelled Shares” refers to each MGP Class A Common Share held in treasury by MGP or owned by any of MGP’s wholly-owned subsidiaries and the MGP Class B Common Share.

•	“Closing” refers to the closing of the Mergers.

•	“Code” refers to the Internal Revenue Code of 1986, as amended.

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“Debt Commitment Letter” refers to the letter under which the Lenders have agreed to provide Existing VICI OP a 364-day first lien secured bridge facility in an aggregate principal amount of up to $9.250 billion in the aggregate (the “Bridge Facility”), consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility which can be used for the Redemption Consideration and to pay transaction costs and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility which can be used to fund the amounts to be paid in connection with offers to repurchase certain senior notes of MGP OP pursuant to their respective indentures if the exchange offer and consent solicitation transaction to assume such notes by Existing VICI OP in the Mergers is unsuccessful (“Change of Control Offers”).

•	“DLLCA” refers to the Delaware Limited Liability Company Act.

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“Exchange Ratio” refers to 1.366 shares of VICI Common Stock per MGP Common Share, other than the Cancelled Shares, plus the right, if any, to receive the Fractional Share Consideration pursuant to the terms and subject to the conditions set forth in the Master Transaction Agreement.

•	“Existing VICI OP” means VICI Properties L.P., a Delaware limited partnership.

•	“Existing VICI OP Units” refers to the common limited partnership units in Existing VICI OP.

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“Fractional Share Consideration” refers to cash in lieu of any fractional shares of VICI Common Stock (equal to such fractional part of a share of VICI Common Stock to which the holder would otherwise be entitled to receive in exchange for MGP Class A Common Shares held by such holder immediately prior to the REIT Merger Effective Time multiplied by the volume weighted average price of VICI Common Stock for the ten trading days immediately prior to the date of the Closing).

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“June 2020 Forward Sale Agreement” refers to a primary follow-on offering by VICI of 29,900,000 shares of VICI Common Stock with an aggregate public offering price of $662.3 million, all of which are subject to a forward sale agreement with Morgan Stanley & Co. LLC dated June 16, 2020, which was partially settled by delivering 3,000,000 shares of VICI Common Stock to the forward purchaser in exchange for total net proceeds of approximately $63.0 million.

•	“Lenders” refers to Morgan Stanley Senior Funding, Inc., JPMorgan Chase Bank, N.A. and Citigroup Global Markets Inc. and any other lenders that become a party to the Debt Commitment Letter.

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“March 2021 Forward Sale Agreement” refers to a primary follow-on offering by VICI of 69,000,000 shares of VICI Common Stock (inclusive of 9,000,000 shares sold pursuant to the exercise in full of the underwriters’ option to purchase additional common stock) at a public offering price of $29.00 per share for an aggregate offering value of $2,001.0 million, all of which are subject to forward sale agreements, which require settlement by March 4, 2022.

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“Master Transaction Agreement” refers to the Master Transaction Agreement, dated as of August 4, 2021, by and among MGP, MGP OP, VICI, REIT Merger Sub, Existing VICI OP, New VICI Operating Company and MGM, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this proxy statement/information statement/prospectus.

•	“Mergers” refers to the Partnership Merger and the REIT Merger.

•	“MGP” refers to MGM Growth Properties LLC, a Delaware limited liability company.

•	“MGP Board” refers to the board of directors of MGP.

•	“MGP Class A Common Shares” refers to the Class A common shares, no par value per share, of MGP.

•	“MGP Class B Common Share” refers to the single Class B common share, no par value per share, of MGP held by MGM.

•	“MGP Common Shares” refers to the MGP Class A Common Shares and the MGP Class B Common Share, as the context requires.

•	“MGP OP” refers to MGM Growth Properties Operating Partnership LP, a Delaware limited partnership.

•	“MGM” refers to MGM Resorts International, a Delaware corporation.

•	“New VICI Operating Company” means VICI Properties OP LLC, a Delaware limited liability company.

•	“New VICI Operating Company Units” refers to the units representing a fractional, undivided share of the membership interests of the members of New VICI Operating Company.

•	“NYSE” refers to the New York Stock Exchange.

•	“Outside Date” refers to the fifteen month anniversary of the date of the Master Transaction Agreement.

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“Partial Redemption” refers to the distribution by New VICI Operating Company to MGM and/or its applicable subsidiaries an amount equal to the Redemption Consideration in cash in redemption of the Redeemed Units held by MGM and/or its subsidiaries, as applicable.

•	“Partnership Merger” refers to the merger, following the REIT Merger, of the REIT Surviving Entity with and into MGP OP, with MGP OP surviving.

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“Redeemed Units” refers to a number of outstanding New VICI Operating Company Units held by MGM immediately prior to the Partial Redemption equal to (rounded down to the nearest whole unit) (i) (A) the Redemption Consideration divided by (B) $43.00, times (ii) the Exchange Ratio.

•	“Redemption Consideration” refers to a $4,404,000,000 payment in connection with the Partial Redemption.

•	“REIT” refers to a real estate investment trust.

•	“REIT Merger” refers to the merger of MGP with and into REIT Merger Sub, with REIT Merger Sub surviving as a wholly-owned subsidiary of Existing VICI OP.

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“REIT Merger Consideration” refers to the right to receive the following in exchange for each outstanding share of MGP Class A Common Share, other than Cancelled Shares, immediately prior to the REIT Merger Effective Time: (i) 1.366 shares of VICI Common Stock and (ii) the Fractional Share Consideration.

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“REIT Merger Effective Time” refers to the time when the Certificate of Merger with respect to the REIT Merger has been duly filed with the Delaware Secretary of State, or such later time which the parties have agreed upon in writing and set forth in such Certificate of Merger in accordance with the DLLCA.

•	“REIT Merger Sub” refers to Venus Sub LLC, a Delaware limited liability company, a wholly-owned subsidiary of Existing VICI OP.

•	“REIT Surviving Entity” refers to REIT Merger Sub, the surviving entity in the REIT Merger.

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“Term Loan B Facility” refers to the repricing of the seven-year senior secured first lien term loan B facility entered into by VICI Properties 1 LLC in December 2017, as amended from time to time, including on January 24, 2020 to reduce the applicable interest rate from LIBOR plus 2.00% to LIBOR plus 1.75%.

•	“Transactions” refers to the Mergers and the other transactions contemplated by the Master Transaction Agreement.

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“Venetian Acquisition” refers to the pending acquisition by Existing VICI OP of the land and real estate assets associated with the Venetian Resort Las Vegas and the Sands Expo and Convention Center, located in Las Vegas, Nevada (collectively, the “Venetian Resort”) and the acquisition of an affiliate of certain funds managed by affiliates of Apollo Global Management, Inc. of the operating assets and liabilities of the Venetian Resort from Las Vegas Sands Corp. pursuant to definitive agreements dated March 2, 2021.

•	“VICI” refers to VICI Properties Inc., a Maryland corporation.

•	“VICI Board” refers to the board of directors of VICI.

•	“VICI Common Stock” refers to the common stock, par value $0.01 per share, of VICI.

•	“VICI Special Meeting” refers to the special meeting of VICI stockholders in connection with the Mergers.

•	“VICI Stock Issuance” refers to the issuance of shares of VICI Common Stock to holders of MGP Common Shares, as contemplated by the Master Transaction Agreement.

•	“VICI Stock Issuance Proposal” refers to the proposal to approve the VICI Stock Issuance.

Risks Related to the Mergers

Failure to complete the Mergers in a timely manner or at all could adversely affect VICI’s business and operations and negatively affect VICI’s stock price.

Under the Master Transaction Agreement, VICI is subject to certain restrictions on the conduct of their respective businesses prior to completing the Mergers. These restrictions, the waiver of which are subject to the written consent of the other party, and subject to certain exceptions and qualifications, may prevent VICI from pursuing certain strategic transactions, acquiring and disposing of assets, undertaking certain capital expenditure projects, undertaking certain financing transactions and otherwise pursuing other actions that are not in the ordinary course of business, even if such actions could prove beneficial. Additionally, the pendency of the Mergers may cause distractions from VICI’s strategies and day-to-day operations for employees and management.

Delays in completing the Mergers or the failure to complete the Mergers at all could adversely affect VICI’s business and operations, and, in that event, the market price of shares of VICI Common Stock may decline significantly, particularly to the extent that the current market price reflects a market assumption that the Mergers will be completed. If the Mergers are not completed for any reason, VICI will not achieve the expected benefits thereof. In addition, VICI will be required to pay certain costs relating to the Mergers, whether or not the Mergers are completed.

The Exchange Ratio is fixed and will not be adjusted in the event of any change in the stock price of either VICI or MGP.

At the REIT Merger Effective Time, each outstanding MGP Class A Common Share (other than shares held by MGP or any wholly-owned subsidiary of MGP) will be converted into the right to receive the REIT Merger Consideration, consisting of 1.366 shares of VICI Common Stock and the Fractional Share Consideration.

The Exchange Ratio of 1.366 shares of VICI Common Stock per MGP Class A Common Share was fixed in the Master Transaction Agreement and, except for certain adjustments on account of changes in the capitalization of VICI or MGP, or the payment of certain dividends by VICI or MGP that are necessary to maintain their respective status as a REIT, will not be adjusted for changes in the market prices of VICI Common Stock or MGP Class A Common Shares. Changes in the market price of shares of VICI Common Stock prior to the Mergers will affect the market value of the REIT Merger Consideration that MGP shareholders will be entitled to receive on the closing date of the Mergers. Stock price changes may result from a variety of factors (many of which are beyond the control of VICI and MGP), including the following:

•	changes in the respective businesses, operations, assets, liabilities and prospects of VICI and MGP;

•	changes in market assessments of the business, operations, financial position and prospects of VICI or MGP;

•	market assessments of the likelihood that the Mergers will be completed;

•	interest rates, general market and economic conditions and other factors generally affecting the market prices of VICI Common Stock and MGP Class A Common Shares;

•	federal, state and local legislation, governmental regulation and legal developments in the business in which VICI and MGP operate; and

•	other factors, including those described or referred to elsewhere under this heading “Supplemental Risk Factors.”

The market price of VICI Common Stock at the Closing may vary from its price on the date the Master Transaction Agreement was executed and on the date of the VICI Special Meeting and may be greater than, less than or the same as the price per share of VICI Common Stock at each of the aforementioned times. As a result, the market value of the REIT Merger Consideration represented by the Exchange Ratio will also vary.

Because the Exchange Ratio is fixed:

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if the price of VICI Common Stock increases between the date the Master Transaction Agreement was signed and the Closing, MGP shareholders will receive shares of VICI Common Stock that have a market value upon completion of the Mergers that is greater than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Master Transaction Agreement was signed; and

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if the price of VICI Common Stock declines between the date the Master Transaction Agreement was signed and the Closing, MGP shareholders will receive shares of VICI Common Stock that have a market value upon the completion of the Mergers that is less than the market value of such shares calculated pursuant to the Exchange Ratio on the date the Master Transaction Agreement was signed.

Therefore, while the number of shares of VICI Common Stock to be issued per MGP Class A Common Share is fixed, the aggregate market value of the shares as of the date the Mergers are consummated may be different from their aggregate market value as of the date the Master Transaction Agreement was signed.

There may be unexpected delays in the completion of the Mergers or the Mergers may not be completed at all.

The Mergers are currently expected to close in the first half of 2022, assuming that all of the conditions in the Master Transaction Agreement are either satisfied or waived. The Master Transaction Agreement provides that either VICI or MGP may terminate the Master Transaction Agreement, subject to certain conditions set forth in the Master Transaction Agreement, if the Mergers have not occurred on or before the Outside Date, which is November 4, 2022. Certain events may delay the completion of the Mergers or result in a termination of the Master Transaction Agreement. Some of these events are outside the control of VICI and MGP. In particular, completion of the Mergers requires the affirmative vote on the VICI Stock Issuance Proposal of the majority of the votes cast by VICI stockholders on the VICI Stock Issuance Proposal at the VICI Special Meeting, assuming a quorum is present. If the requisite shareholder approval is not obtained at the VICI Special Meeting (including any postponement or adjournment thereof), either VICI or MGP may terminate the Master Transaction Agreement.

VICI may incur significant additional costs in connection with any delay in completing the Mergers or the termination of the Master Transaction Agreement, in addition to significant transaction costs, including legal, financial advisory, accounting and other costs VICI has already incurred. In addition, if the Mergers are terminated under certain circumstances specified in the Master Transaction Agreement, VICI will be required to pay to MGP a termination fee of up to $709 million. VICI cannot assure you that the conditions to the completion of the Master Transaction Agreement will be satisfied or waived or that any adverse change, effect, event, circumstance, occurrence or state of facts that could give rise to the termination of the Master Transaction Agreement will not occur.

VICI stockholders will have a substantially smaller ownership and voting interest in VICI upon completion of the Mergers, compared to their ownership and voting interest in VICI prior to the Mergers.

Upon completion of the Mergers, the settlement of the June 2020 Forward Sale Agreement and the March 2021 Forward Sale Agreement and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of VICI’s Term Loan B Facility and a portion of the purchase price of the Venetian Acquisition, based on the number of MGP Class A Common Shares and shares of VICI Common Stock outstanding on September 3, 2021, VICI estimates that continuing VICI stockholders will own approximately 77% of the issued and outstanding VICI Common Stock, and former MGP shareholders will own approximately 23% of the issued and outstanding VICI Common Stock. Accordingly, the current VICI stockholders will exercise significantly less influence over VICI after the Mergers relative to their influence over VICI prior to the Mergers, and thus will have a less significant impact on the approval or rejection of future VICI proposals submitted to a stockholder vote.

There can be no assurance that VICI will be able to secure the financing in connection with the Partial Redemption on acceptable terms, in a timely manner, or at all, and therefore may be compelled to consummate the Transactions without obtaining financing on attractive terms.

VICI is required to finance the cash required in connection with the Partial Redemption with long-term debt financing or proceeds from the Bridge Facility in accordance with the terms of the Debt Commitment Letter. The Debt Commitment Letter provides for funding to Existing VICI OP of up to $9.250 billion, consisting of up to $5.008 billion in funding under Tranche 1 of the Bridge Facility, which can be used to fund the Partial Redemption and pay transaction costs, and up to $4.242 billion in funding under Tranche 2 of the Bridge Facility, which can be used to fund the Change of Control Offers. Additionally, VICI may continue to evaluate alternative financing structures and amounts based on its needs and capital markets conditions. The availability of the borrowings under the Bridge Facility is subject to the satisfaction of certain customary conditions, including the substantially concurrent consummation of the Mergers.

The consummation of the Transactions is not conditioned on VICI’s ability to obtain financing or the consummation of the transactions contemplated by the Debt Commitment Letter. If VICI is unable to obtain funding contemplated by the Debt Commitment Letter from its financing sources for the cash required in connection with the Partial Redemption, VICI may be compelled to specifically perform its obligations to consummate the Transactions with financing that is not on attractive terms or could otherwise be subject to claims under the Master Transaction Agreement, each of which could have a material adverse effect on VICI.

The Master Transaction Agreement contains provisions that could discourage a potential acquirer of VICI from making a favorable proposal, could result in any such proposal being at a lower price than it might otherwise be and, in specified circumstances, could require VICI to make a substantial termination payment to MGP.

Pursuant to the Master Transaction Agreement, MGP and VICI have, subject to certain exceptions, agreed not to (i) solicit proposals relating to certain alternative transactions, (ii) enter into discussions or negotiations or provide non-public information concerning proposals relating to an alternative business combination transaction, (iii) approve or recommend any agreements providing for any such alternative business combination transaction, (iv) enter into any letter of intent, agreement in principle, merger agreement or other similar definitive agreements related to alternative business combination transaction, (v) grant any waiver, amendment or release of any standstill under any standstill or confidentiality agreement or any takeover statute, or (vi) agree to do any of the foregoing. Notwithstanding such “no-shop” restrictions, prior to obtaining VICI stockholder approval of the VICI Stock Issuance Proposal, under certain specified circumstances and in accordance with their respective duties as directors under applicable law, the VICI Board may change the VICI Board recommendation and terminate the Master Transaction Agreement to accept a superior proposal upon payment of the respective termination fees described below.

The Master Transaction Agreement also provides that, in connection with the termination of the Master Transaction Agreement by VICI under certain specified circumstances, VICI will be required to pay to MGP a termination fee of up to $709 million.

These provisions could discourage a potential acquirer that might have an interest in acquiring all or a significant part of VICI from considering or proposing such an acquisition, or might result in a potential acquirer proposing to pay a lower per share value than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances under the Master Transaction Agreement.

If the Mergers are not consummated by the Outside Date, either VICI or MGP may terminate the Master Transaction Agreement.

Either VICI or MGP may terminate the Master Transaction Agreement if the Mergers have not been consummated by the Outside Date, which is November 4, 2022. However, this termination right will not be available to a party if that party’s failure to comply with any provision of the Master Transaction Agreement has been the principal cause of, or resulted in, the failure of the Mergers to occur by the Outside Date. In the event the Master Transaction Agreement is terminated by either party due to the failure of the Mergers to close by the Outside Date, VICI will have incurred significant costs and will have diverted significant management focus and resources from other strategic opportunities without realizing the anticipated benefits of the Mergers.

Gaming regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Consummation of the Mergers is conditioned on the receipt of approvals from a number of gaming regulatory authorities, including, among others, the Illinois Gaming Control Board, the Indiana Gaming Commission, the Louisiana Gaming Control Board, the Maryland Lottery and Gaming Control Agency, the Maryland Lottery and Gaming Control Commission, the Massachusetts Gaming Commission, the Michigan Gaming Control Board, the Mississippi Gaming Commission, the Missouri Gaming Commission, the Nevada Gaming Commission, the Nevada Gaming Control Board, the New Jersey Casino Control Commission, the New Jersey Division of Gaming Enforcement, the New York State Gaming Commission, the Ohio Casino Control Commission, the Ohio Lottery Commission, the Ohio State Racing Commission, the Pennsylvania Gaming Control Board and the Pennsylvania Racing Commission. In some instances, these approvals may also include findings of suitability for VICI’s officers and members of the VICI Board. These approvals and findings may not be received at all, may not be received in a timely fashion and/or may contain conditions on the consummation of the Mergers. In addition, these regulatory bodies may impose conditions on the granting of such approvals and findings. Such conditions and the process of obtaining such regulatory approvals could have the effect of delaying consummation of the Mergers or of imposing additional costs or limitations on VICI following the Mergers. In addition, to the extent any officer or member of the VICI Board of VICI or impeding is found unsuitable, VICI would need to find a replacement, which may take time and could adversely impact VICI’s financial and operational performance, including VICI’s ability to successfully consummate the Mergers and integrate MGP into VICI. Any such finding of unsuitability by regulatory authorities and resulting resignation or removal of an officer of VICI could also impact the governance structure of VICI following the Mergers.

An adverse judgment in any litigation challenging the Mergers may prevent the Mergers from becoming effective or from becoming effective within the expected timeframe.

It is possible that VICI stockholders or MGP shareholders may file lawsuits challenging the Mergers or the other Transactions, which may be filed against VICI, MGP, REIT Merger Sub and/or the members of the VICI Board or the MGP Board.

VICI cannot assure you as to the outcome of these lawsuits or any other lawsuit that may be filed, including the amount of costs associated with defending these claims or any other liabilities that may be incurred in connection with the litigation of these claims. If plaintiffs are successful in obtaining an injunction prohibiting the parties from completing the Transactions on the agreed-upon terms, such an injunction may delay the consummation of the Transactions in the expected timeframe, or could indefinitely enjoin the Transactions from being consummated altogether. Whether or not any plaintiff’s claim is successful, this type of litigation may result in significant costs and divert management’s attention and resources, which could adversely affect the operation of VICI’s business.

If the REIT Merger does not qualify as a reorganization there may be adverse tax consequences.

The parties intend that the REIT Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and it is a condition to the consummation of the Mergers that VICI and MGP receive opinions from Hogan Lovells US LLP and Weil, Gotshal & Manges LLP, respectively, to the effect that, for U.S. federal income tax purposes, the REIT Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the Internal Revenue Service (the “IRS”) or the courts. If the REIT Merger were to fail to qualify as a reorganization, U.S. holders of MGP Common Shares generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the fair market value of the VICI Common Stock and the Fractional Share Consideration received by such holder in the REIT Merger; and (ii) such holder’s adjusted tax basis in its MGP Common Shares.

Risks Related to VICI Following the Transactions

VICI expects to incur substantial expenses related to the Transactions.

VICI expects to incur substantial expenses in completing the Transactions and integrating the business, operations, systems, technologies, policies and procedures of MGP with those of VICI. While VICI has assumed that a certain level of expenses would be incurred, there are a number of factors beyond its control that could affect the total amount or the timing of the expenses relating to the completion of the Transactions and the integration of VICI’s and MGP’s operations. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the expenses associated with the Transactions could, particularly in the near term, reduce the savings that VICI expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings following the completion of the Transactions and impact VICI’s business and operations and the market price of VICI Common Stock.

VICI is and will always be significantly dependent on its tenants for its revenues, including MGM following the Transactions, and unless or until VICI substantially diversifies its portfolio an event that has a material adverse effect on any of VICI’s significant tenants’ businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects.

VICI depends on its tenants to operate the properties that it owns in a manner that generates revenues sufficient to allow the tenants to meet their obligations to VICI. Currently, a substantial majority of VICI’s revenue comes from VICI’s leases with subsidiaries of Caesars, Penn National, Hard Rock, JACK Entertainment, Century Casinos and the Eastern Band of Cherokee Indians, with the most significant percentage of our revenues coming from Caesars. Following the completion of the Transactions, MGM will also become a significant tenant of VICI, with Caesars representing approximately 41% of total estimated annualized cash rent and MGM representing approximately 40% of total estimated annualized cash rent. Accordingly, the risks to VICI described under the Risk Factor “We are and will always be significantly dependent on our tenants for our revenues, and unless or until we substantially diversify our portfolio an event that has a material adverse effect on any of our tenants’ businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on our business, financial condition, liquidity, results of operations and prospects.” in VICI’s Annual Report on Form 10-K for the year ended December 31, 2020, which Risk Factor is incorporated herein by reference, will also apply with respect to MGM following the completion of the Transactions, and an event that has a material adverse effect on MGM’s businesses, financial condition, liquidity, results of operations or prospects could have a material adverse effect on VICI’s business, financial condition, liquidity, results of operations and prospects.

Following the Mergers, VICI may be unable to integrate the current operations of MGP and VICI successfully and realize the anticipated synergies and other benefits of the Mergers or do so within the anticipated timeframe.

The Mergers involve the combination of two companies which currently operate as independent public companies. VICI is expected to benefit from the elimination of duplicative costs associated with general and administrative expenses, including those related to supporting a public company platform and the leveraging of technology and systems. However, VICI will be required to devote significant management attention and resources to integrating the business practices and operations of MGP into VICI. Potential difficulties VICI may encounter in the integration process include, among others, the following:

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the inability to successfully combine the operations of VICI and MGP in a manner that permits VICI to achieve the cost savings anticipated to result from the Mergers, which would result in the anticipated benefits of the Mergers not being realized in the timeframe currently anticipated or at all;

•	the additional complexities of increasing the number of properties owned by VICI and the additional tenants, including additional time and attention required by management;

•	potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Mergers;

•	failure to retain key employees of either VICI or MGP; and

•	additional complexities of combining two companies with different histories, regulatory restrictions, markets and tenants.

For all these reasons, you should be aware that it is possible that the integration process could result in the distraction of VICI’s management, the disruption of VICI’s ongoing business or inconsistencies in VICI’s operations, services, standards, controls, procedures and policies, any of which could adversely affect the ability of VICI to maintain relationships with tenants, customers, vendors and employees or to achieve the anticipated benefits of the Mergers, or could otherwise adversely affect VICI’s business and financial results.

VICI’s anticipated level of indebtedness will increase upon completion of the Transactions and will increase the related risks VICI now faces.

Contemporaneously with the execution of the Master Transaction Agreement, VICI entered into the Debt Commitment Letter with the Lenders (as defined below) pursuant to which the Lenders have committed to provide Existing VICI OP with bridge financing for the Transactions in the amount of $9.250 billion. VICI will also assume and/or refinance certain indebtedness of MGP in connection with the Transactions and will be subject to increased risks associated with debt financing, including an increased risk that VICI’s cash flow could be insufficient to meet required payments on its debt. On June 30, 2021, VICI had indebtedness of approximately $6.9 billion. After giving effect to the Mergers, the incurrence of approximately $4.4 billion in debt in connection with the Partial Redemption and approximately $4.2 billion in debt in connection with the closing of the offers for exchange and approximately $850.0 million in debt in connection with the Venetian Acquisition and the repayment of the Term Loan B Facility, VICI’s total pro forma consolidated indebtedness will increase to approximately $14.2 billion.

VICI’s increased indebtedness could have important consequences to holders of its common stock, including:

•	increasing VICI’s vulnerability to general adverse economic and industry conditions;

•	limiting VICI’s ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements;

•	with respect to floating rate indebtedness, risks associated with increases in interest rates;

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requiring the use of a substantial portion of VICI’s cash flow from operations for the payment of principal and interest on its indebtedness, thereby reducing its ability to use its cash flow to fund working capital, acquisitions, capital expenditures and general corporate requirements;

•	limiting VICI’s ability to pay dividends to its stockholders;

•	limiting VICI’s flexibility in planning for, or reacting to, changes in its business and its industry; and

•	putting VICI at a disadvantage compared to its competitors with less indebtedness.

Counterparties to certain significant agreements with MGP may exercise contractual rights under such agreements in connection with the Mergers.

MGP is a party to certain agreements that give the applicable counterparty certain rights following a “change in control.” In certain of these agreements, such rights may be triggered upon the Closing and may trigger a consent or the right to terminate the agreement. It is not a condition to completion of the Mergers that the counterparties consent to the Mergers or waive their contractual rights. Certain counterparties may also require modifications to their respective agreements or the execution of new agreements as a condition to granting a waiver or consent under their agreement. The pursuit of such rights by the counterparties may result in VICI suffering a loss of potential future revenue or incurring liabilities and may result in the loss or modification of rights that are material to VICI’s business. There can be no assurances that such counterparties will not exercise their rights under these agreements, including termination rights where available, or that the exercise of any such rights under, or modification of, these agreements will not adversely affect VICI’s business or operations.

VICI depends on key senior executives and employees for its future success, and the loss of key personnel or inability to attract and retain key personnel could significantly harm VICI’s business.

VICI’s ability to maintain its competitive position depends on the efforts and abilities of its senior executives and employees. Finding suitable replacements for senior executives and other key employees can be difficult, time consuming and expensive. Losing the services of one or more of these senior executives or key employees following consummation of the Mergers could adversely affect VICI’s business, results of operations, strategic relationships, including relationships with tenants, joint venture partners and vendors, and limit VICI’s ability to execute its business strategies.

Risks Related to an Investment in VICI Following the Transactions

The market price and trading volume of VICI Common Stock may be volatile.

The United States stock markets, including the NYSE, on which VICI Common Stock will continue to be listed under the symbol “VICI” after the Mergers, have experienced significant price and volume fluctuations. As a result, the market price of shares of VICI Common Stock is likely to be similarly volatile, and investors in shares of VICI Common Stock may experience a decrease in the value of their shares, including decreases unrelated to VICI’s operating performance or prospects. VICI cannot assure you that the market price of VICI Common Stock will not fluctuate or decline significantly in the future.

In addition to the risks listed in this “Supplemental Risk Factors” section, a number of factors could negatively affect VICI’s share price or result in fluctuations in the price or trading volume of VICI Common Stock, including:

•	the annual yield from distributions on VICI Common Stock as compared to yields on other financial instruments;

•	equity issuances by VICI, or future sales of substantial amounts of VICI Common Stock by its existing or future stockholders, or the perception that such issuances or future sales may occur;

•	increases in market interest rates or a decrease in VICI’s distributions to stockholders that lead purchasers of VICI Common Stock to demand a higher yield;

•	changes in market valuations of similar companies;

•	fluctuations in stock market prices and volumes;

•	additions or departures of executive officers or other key employees;

•	VICI’s operating performance and the performance of other similar companies;

•	actual or anticipated differences in VICI’s quarterly operating results;

•	changes in expectations of future financial performance or changes in estimates of securities analysts;

•	publication of research reports about VICI or its industry by securities analysts;

•	failure to qualify as a REIT for U.S. federal income tax purposes;

•	adverse market reaction to any indebtedness VICI incurs in the future;

•	strategic decisions by VICI or its competitors, such as acquisitions, divestments, spin-offs, joint ventures, strategic investments or changes in business strategy;

•	legislative or other regulatory developments that adversely affect VICI or its industry;

•	speculation in the press or investment community;

•	changes in VICI’s earnings;

•	failure to satisfy the listing requirements of the NYSE;

•	failure to comply with the requirements of Sarbanes Oxley Act of 2002, as amended;

•	actions by institutional stockholders of VICI;

•	changes in accounting principles; and

•	general economic and/or market conditions, including factors unrelated to VICI’s performance.

In the past, securities class action litigation has often been instituted against companies following periods of volatility in the price of their common stock. This type of litigation could result in substantial costs and divert VICI’s management’s attention and resources, which could have a material adverse effect on VICI’s cash flows, its ability to execute its business strategy and VICI’s ability to make distributions to VICI stockholders.

The market price of shares of VICI Common Stock following the Transactions may be affected by factors different from those affecting the price of shares of VICI Common Stock before the Transactions.

The results of operations of VICI, as well as the market price of VICI Common Stock, after the Transactions may be affected by factors different from those currently affecting VICI’s results of operations and the market prices of VICI Common Stock. These factors include:

•	a greater number of shares of VICI Common Stock outstanding;

•	different stockholders in VICI; and

•	VICI owning new assets with different tenants and capitalization structures.

Accordingly, the historical market prices and financial results of VICI and MGP may not be indicative of these matters for VICI after the Transactions.

The market price of VICI Common Stock may decline as a result of the Transactions.

The market price of VICI Common Stock may decline as a result of the Transactions if VICI does not achieve the perceived benefits of the Transactions as rapidly or to the extent anticipated by financial or industry analysts, or the effect of the Transactions on VICI’s financial results is not consistent with the expectations of financial or industry analysts.

In addition, upon consummation of the Transactions, VICI stockholders will own interests in a company operating an expanded business with a different mix of properties, risks and liabilities. Current VICI stockholders may not wish to continue to invest in VICI, or for other reasons may wish to dispose of some or all of their shares of VICI Common Stock. If, following the closing of the Transactions, significant amounts of VICI Common Stock are sold, the price of VICI Common Stock could decline.

The VICI Stock Issuance may cause the market price of VICI Common Stock to decline.

In connection with the consummation of the Mergers, the settlement of the June 2020 Forward Sale Agreement and March 2021 Forward Sale Agreement and the issuance of 100,000,000 shares of VICI Common Stock to finance a portion of the full repayment of the Term Loan B Facility and a portion of the purchase price of the Venetian Acquisition, based on the number of MGP Class A Common Shares outstanding on September 3, 2021, VICI expects to issue approximately 214.5 million shares of VICI Common Stock, which will represent approximately 77% of the issued and outstanding shares of VICI Common Stock prior to the consummation of the Mergers and approximately 23% of the issued and outstanding shares of VICI Common Stock after consummation of the Mergers the. VICI expects that some MGP shareholders who receive shares of VICI Common Stock are likely to sell such shares promptly after the consummation of the Mergers. Both the issuance of this amount of new shares and any subsequent sales of these shares may cause the market price of VICI Common Stock to decline.

Following the Transactions, VICI may not continue to pay dividends at or above the rate it currently pays.

Following the Transactions, the stockholders of VICI may not receive dividends at the same rate they received dividends as VICI stockholders prior to the Transactions for various reasons, including the following:

•	VICI may not have enough cash to pay such dividends due to changes in VICI’s cash requirements, capital spending plans, cash flow or financial position;

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decisions on whether, when and in which amounts to make any future distributions will remain at all times entirely at the discretion of the VICI Board, which reserves the right to change VICI’s current dividend practices at any time and for any reason;

•	VICI may desire to retain cash to maintain or improve its credit ratings; and

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the amount of dividends that VICI’s subsidiaries may distribute to VICI may be subject to restrictions imposed by state law and restrictions imposed by the terms of any current or future indebtedness that these subsidiaries may incur

Stockholders of VICI will have no contractual or other legal right to dividends that have not been declared by the VICI Board.

VICI may need to incur additional indebtedness in the future.

In connection with executing VICI’s business strategies following the Transactions, VICI expects to continue to evaluate additional acquisitions and other strategic investment opportunities, and VICI may elect to finance these endeavors by incurring additional indebtedness. For example, VICI expects to incur additional long-term indebtedness in connection with the pending Venetian Acquisition. The amount of such indebtedness could have material adverse consequences for VICI, including:

•	hindering VICI’s ability to adjust to changing market, industry or economic conditions;

•	limiting VICI’s ability to access the capital markets to refinance maturing debt or to fund acquisitions or emerging businesses;

•	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses;

•	making VICI more vulnerable to economic or industry downturns, including interest rate increases; and

•	placing VICI at a competitive disadvantage compared to less leveraged competitors.

The impact of any of these potential adverse consequences could have a material adverse effect on VICI’s results of operations, financial condition and liquidity.

The unaudited pro forma financial statements of VICI are presented for illustrative purposes only and may not be an indication of VICI’s financial condition or results of operations after the Transactions.

The unaudited pro forma financial statements contained in Exhibit 99.3 to the Form 8-K are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of VICI’s future financial condition or results of operations resulting from the Transactions. The actual financial condition and results of operations of VICI following the Transactions may not be consistent with, or evident from, these unaudited pro forma financial statements. In addition, the assumptions used in preparing the unaudited pro forma financial statements may not prove to be accurate, and other factors may affect VICI’s financial condition or results of operations following the Transactions. Any potential decline in VICI’s financial condition or results of operations may cause significant variations in the market price of VICI Common Stock following the Transactions.

Risks Related to Taxes Following the Transactions

The Tax Protection Agreement, during its term, imposes certain limits on VICI’s operations and could require New VICI Operating Company to indemnify MGM for certain tax liabilities.

VICI has agreed with MGM to enter into a tax protection agreement (the “Tax Protection Agreement”) pursuant to which New VICI Operating Company will agree, subject to certain exceptions, to indemnify the Protected Parties (as defined in the Tax Protection Agreement) for certain tax liabilities resulting from, during the Protected Period (as defined in the Tax Protection Agreement), (1) the sale, transfer, exchange or other disposition of certain property owned directly or indirectly by MGP OP immediately prior to the closing date of the Mergers (each, a “Protected Property”), (2) a merger, consolidation, or transfer of all of the assets of, or certain other transactions undertaken by, New VICI Operating Company pursuant to which the ownership interests of the Protected Parties in New VICI Operating Company are required to be exchanged in whole or in part for cash or other property, (3) the failure of New VICI Operating Company to maintain approximately $8.5 billion of nonrecourse indebtedness allocable to the Protected Parties, which amount may be reduced over time in accordance with the Tax Protection Agreement, and (4) the failure of New VICI Operating Company or VICI to comply with certain tax covenants that would impact the tax liabilities of the Protected Parties. In the event that New VICI Operating Company or VICI breaches restrictions in the Tax Protection Agreement, New VICI Operating Company will be liable for grossed-up tax amounts (based on an assumed effective tax rate) associated with the income or gain recognized as a result of such breach. In addition, the BREIT JV previously entered into a tax protection agreement with MGM with respect to built-in gain and debt maintenance related to MGM Grand Las Vegas and Mandalay Bay, which is effective through mid-2029 and by acquiring MGP, VICI will bear MGP’s approximate 50.1% proportionate share in the BREIT JV of any indemnity under this existing tax protection agreement.

Therefore, although it may be in the VICI stockholders’ best interests for VICI to sell a Protected Property, enter into certain significant transactions involving New VICI Operating Company, reduce nonrecourse indebtedness of New VICI Operating Company allocable to MGM or otherwise not comply with certain tax covenants, it may be economically prohibitive for VICI to do so during the Protected Period because of these indemnity obligations.

VICI may incur adverse tax consequences if VICI has failed or fails, or if MGP has failed, to qualify as a REIT for U.S. federal income tax purposes.

VICI has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code and intends to continue to do so through the time of the REIT Merger. VICI intends to operate in a manner that it believes allows it to qualify as a REIT after the REIT Merger. Neither VICI nor MGP has requested or plans to request a ruling from the IRS that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The complexity of these provisions and of the applicable Treasury Regulations (as defined below) that have been promulgated under the Code is greater in the case of a REIT that holds its assets through a partnership (such as VICI will do after the Mergers). The determination of various factual matters and circumstances not entirely within the control of VICI or MGP may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of VICI and MGP must satisfy a number of requirements, including requirements regarding the ownership of its stock and the composition of its gross income and assets. Also, a REIT must make distributions to stockholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If VICI loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face material tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

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it would be subject to U.S. federal income tax and state and local income taxes on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to stockholders in computing its taxable income);

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unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” corporation, trust or association could elect to be taxed as a REIT until the fifth taxable year following the year during which it was disqualified;

•	if it were to re-elect REIT status, it would have to distribute all earnings and profits from non-REIT years before the end of the first new REIT taxable year;

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for the five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate-level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if VICI retains its REIT status, if MGP loses its REIT status for a taxable year ending on or before the REIT Merger Effective Time VICI would be subject to adverse tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its stockholders, because:

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unless it is entitled to relief under applicable statutory provisions, VICI, as the “successor” to MGP, could not elect to be taxed as a REIT until the fifth taxable year following the year during which MGP was disqualified;

•	VICI, as the successor by merger to MGP for U.S. federal income tax purposes, would be subject to any corporate income tax liabilities of MGP, including penalties and interest;

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assuming that VICI otherwise maintained its REIT qualification, VICI would be subject to corporate-level tax on the built-in gain in each asset of MGP existing at the time of the REIT Merger if VICI were to dispose of such MGP asset during the five-year period following the REIT Merger; and

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assuming that VICI otherwise maintained its REIT qualification, VICI would succeed to any earnings and profits accumulated by MGP for taxable periods that it did not qualify as a REIT, and VICI would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (or if VICI does not timely distribute those earnings and profits, it could fail to qualify as a REIT).

In addition, if there is an adjustment to MGP’s taxable income or dividends paid deductions, VICI could elect to use the deficiency dividend procedure in order to maintain MGP’s REIT status. That deficiency dividend procedure could require VICI to make significant distributions to its shareholders and to pay significant interest to the IRS.

As a result of these factors, VICI’s failure (before or after the REIT Merger) or MGP’s failure (before the REIT Merger) to qualify as a REIT could impair VICI’s ability after the REIT Merger to expand its business and raise capital, and would materially adversely affect the market value of VICI Common Stock.

Other Risk Factors

VICI faces other risks.

The foregoing risks are not exhaustive, and you should be aware that, following the Transactions, VICI will face various other risks, including those discussed in reports filed by VICI with the SEC.